At a Special Meeting of Shareholders of the Fund held on May 3, 2002, shareholders approved the following proposal:

To approve the Agreement and Plan of Reorganization and the transactions it contemplates, including an amendment to the Amended and Restated Articles of Incorporation of Strong Heritage Reserve Series, Inc., as described in the Proxy Statement/ Prospectus:

For                                 Against                  Abstain
---                                 -------                  -------
 230,607,829.360                      15,991,990.610           10,837,201.090